EXHIBIT 21

CANTEL MEDICAL CORP.

Subsidiaries of Registrant

Carsen Group, Inc.	(Incorporated under the laws of
Ontario, Canada)

Minntech Corporation	(Incorporated under the laws of
Minnesota)

Minntech B.V.	(Incorporated under the laws of
The Netherlands)

Minntech Japan K.K.	(Incorporated under the laws of
Japan)

Minntech Asia/Pacific Ltd.	(Incorporated under the laws of
Singapore)

Biolab Equipment Ltd.	(Amalgamated under the laws of
Ontario, Canada)

Mar Cor Purification, Inc.	(Incorporated under the laws of
Pennsylvania)

Saf-T-Pak, Inc.	(Incorporated under the laws of
Canada)

Crosstex International, Inc.	(Incorporated under the laws of
New York)